News Release

Firsthand Technology Value Fund Discloses
December 31, 2014 NAV of $24.4950 Per Share

Fund Also Discloses Purchase Price for the Offer of $23.2702 Per Share

San Jose, CA, January 14, 2015 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund that invests in technology and cleantech companies, disclosed today its net asset value (“NAV”) of $24.4950 per share, as of December 31, 2014.

On December 22, 2014, the Fund announced that it had commenced an issuer tender offer, under which it agreed to purchase up to $20 million of its issued and outstanding shares of common stock, par value $0.001 per share (“Shares”) for cash at a price per share equal to 95% of the December 31, 2014 NAV. The Fund announced today that the purchase price for the tender offer, based on the above formula, will be $23.2702 per share. The tender offer expires on January 22, 2015.

This release is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of the Fund. The tender offer will be made only by the Offer to Purchase For Cash by the Fund (the “Offer to Purchase”) and the related Letter of Transmittal, which together, as they may be amended and supplemented from time to time, constitute the tender offer (the “Offer”) and which were filed with the Securities and Exchange Commission as exhibits to the tender offer statement on Schedule TO on December 22, 2014.  Common shareholders of the Fund should read the Offer to Purchase, the Tender Offer Statement on Schedule TO and related exhibits as they contain important information about the Offer. The Offer to Purchase and the related Letter of Transmittal are available free of charge at http://www.sec.gov.  Requests for copies of these documents can also be obtained by contacting Georgeson Inc., the Fund’s Information Agent for the Offer, toll free at: 1-866-857-2624.

News Release

A shareholder has a right to withdraw tendered Shares at any time prior to 12:00 midnight, New York City time, on January 22, 2015 (the “Expiration Date”).  You may not withdraw your Shares after 12:00 midnight, New York City time, on January 22, 2015 through February 20, 2015.  If the Fund has not accepted tendered Shares for payment by February 20, 2015, you may withdraw your tendered Shares.

Additional terms and conditions of the Offer are set forth in the Fund’s tender offer materials, which were mailed to the Fund’s shareholders on December 22, 2014. If the amount of Shares tendered exceeds the maximum amount of the Offer, the Fund will purchase Shares from tendering shareholders on a pro rata basis. Accordingly, there is no assurance that the Fund will purchase all of a shareholder’s tendered shares. The Fund intends to issue a press release with preliminary results of the tender offer on January 23, 2015.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com. The information contained in, or accessed through, the Fund’s website does not form a part of the Fund’s tender offer statement on Schedule TO and related exhibits or the Offer to Purchase.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital.  Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

News Release

Cautionary Note Regarding Forward−Looking Statements:

This press release contains “forward-looking statements” as defined under the U.S. federal securities laws. Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects may constitute forward−looking statements for purposes of the safe harbor protection under applicable securities laws. Forward−looking statements can be identified by terminology such as “anticipate,” “believe,” “expect,” “estimate,” “could,” “could increase the likelihood,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward−looking statements involve known and unknown risks, uncertainties and other factors including statements regarding the Fund’s expectation regarding the timing for completing its common stock tender offer, as well as those risks, uncertainties and factors referred to in Fund’s Annual Report on Form 10−K for the year ended December 31, 2013 filed with the SEC under the section “Risk Factors,” as well as other documents that may be filed by the Fund from time to time with the SEC. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward−looking statements contained herein. The Fund is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward−looking statements, whether as a result of new information, future events or otherwise.  The Fund acknowledges that, notwithstanding the forgoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com